As filed with the SEC on November 9, 2023

Registration No. 333__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

____________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
____________________

ONEOK, Inc.
(Exact name of registrant as specified in its charter)

____________________

Oklahoma	73-1520922
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

100 West Fifth Street
Tulsa, Oklahoma 74103
(918) 588-7000

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

____________________

ONEOK, Inc. Employee Stock Purchase Plan
(Full title of the plan)

Lyndon C. Taylor
Executive Vice President, Chief Legal Counsel
and Assistant Secretary
100 West Fifth Street
Tulsa, Oklahoma 74103
(918) 588-7000
(Name, address, and telephone number, including area code, of agent for service)

_____________________________

Copies to:

Jeffrey T. Haughey GABLEGOTWALS 110 North Elgin Street, Suite 200 Tulsa, Oklahoma 74120 (918) 595-4800	Patrick W. Cipolla Vice President, Associate General Counsel — Compliance and Corporate Secretary 100 West Fifth Street Tulsa, Oklahoma 74103 (918) 588-7000

_____________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

(Check one):

Large accelerated filer	☒		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐
			Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Pursuant to General Instruction E of Form S-8 under the Securities Act, this registration statement of the Company on Form S-8 is being filed in order to register 1,500,000 additional shares of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”), which may be issued from time to time under the ONEOK, Inc. Employee Stock Purchase Plan (the “ESP Plan”). The contents of the earlier registration statements on Form S-8, filed on August 1, 2012 (SEC File No. 333-182991), August 4, 2008 (SEC File No. 333-152748), December 1, 2005 (SEC File No. 333-130067), July 24, 2000 (SEC File No. 333-42094), January 20, 2000 (SEC File No. 333-95039) and November 28, 1997 (SEC File No. 333-41265), respectively, are incorporated by reference into this registration statement, and are supplemented by the information set forth below.

i

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.       Plan Information.*

Item 2.       Registrant Information and Employee Plan Annual Information.*

*                The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the ESP Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

I-1

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.       Incorporation of Documents by Reference.

The following documents, which have been previously filed by the Company with the SEC pursuant to the Securities Act and pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:

(a)     The Company’s Annual Report on Form 10-K filed with the SEC on February 28, 2023;

(b)    The portions of the Company’s Definitive Proxy Statement on Schedule 14A for the 2023 annual meeting of shareholders that are specifically incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on April 5, 2023;

(c)     All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Company’s Form 10-K referred to in (a) above, but excluding in each portions of those reports and the exhibits related thereto that were furnished under Items 2.02 or 7.01; and

(d)    the description of our Common Stock contained in our Description of the Registrant’s Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934 incorporated by reference to Exhibit 4.43 to our Annual Report on Form 10-K for the year ended December 31, 2020, filed on February 23, 2021.

In addition, all documents subsequently filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that the Company discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that it may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this Registration Statement.

Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or therein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.       Description of Securities.

Not applicable.

Item 5.       Interests of Named Experts and Counsel.

Not applicable.

Item 6.       Indemnification of Named Experts and Counsel.

The Company, as an Oklahoma corporation, is empowered by Section 1031 of the Oklahoma General Corporation Act, subject to the procedures and limitations stated therein, to indemnify any person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding (whether civil, criminal or administrative) in which such person is made or threatened to be made a party by reason of his being or having been a director, officer, employee or agent of the Company or is or was serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. However, in an action by or in the right of the Company, Section 1031 prohibits indemnification if such person is adjudged to be liable to the Company, unless such indemnification is allowed by a court of competent jurisdiction. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of shareholders, or disinterested directors, or otherwise.

The certificate of incorporation of the Company provides that a director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of unlawful dividends or unlawful stock purchases or redemptions or (iv) any transaction from which the director derived an improper personal benefit.

Article VIII of the Company’s bylaws provides that directors and officers of the Company shall be indemnified by the Company to the fullest extent permitted by the Oklahoma General Corporation Act, including the advance of related expenses. Pursuant to Article VIII of the bylaws of the Company, upon authorization and determination (i) by the board of directors by a majority of a quorum consisting of directors who were not parties to the action, suit, or proceeding involved; (ii) by a committee of directors designated by a majority vote of directors, even though less than a quorum; (iii) if a quorum of disinterested directors is not obtainable, or even if obtainable and a quorum of disinterested directors so directs, by independent counsel in a written opinion; or (iv) by the shareholders, the Company is obligated to indemnify any person who incurs liability by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or as a member of any committee or similar body, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. However, in an action by or in the right of the Company, no indemnification will be made if such person shall be adjudged to be liable to the Company, unless such indemnification is allowed by a court of competent jurisdiction.

The Company has entered into indemnification agreements with certain of its directors and executive officers. These indemnification agreements provide that the Company is obligated to indemnify the specified director or executive officer to the fullest extent permitted by law. The agreements provide that, upon request by a director or executive officer, the Company is obligated to advance expenses for defense of a claim made against the director or executive officer. The obligation of the Company to indemnify the director or executive officer is subject to applicable law and the determination by a “reviewing party” selected by the board of directors that the director or executive officer is entitled to indemnification. In addition, the agreements obligate the Company to indemnify the specified executive officer or director to the extent of the Company’s recoveries under insurance policies regardless of whether the director or executive officer is ultimately determined to be entitled to indemnification. The agreements also provide for partial indemnification if a portion of a claim for indemnification is not allowed by the reviewing party appointed by the board of directors.

The Company provides liability insurance for its directors and officers which provides for coverage against loss from claims made against officers and directors in their capacity as such, including, subject to certain exceptions, liabilities under the federal securities laws.

It is recognized that the above-summarized provisions of the Company’s bylaws, the indemnification agreements and the applicable provisions of the Oklahoma General Corporation Act may be sufficiently broad to indemnify officers, directors and controlling persons of the Company against liabilities arising under such act.

Item 7.       Exemption from Registration Claimed.

Not applicable.

Item 8.       Exhibits.

Exhibit No.	Description
4.1

Amended and Restated Certificate of Incorporation of ONEOK, Inc., dated July 3, 2017, as amended (incorporated by reference from Exhibit 3.2 to ONEOK, Inc.’s Quarterly Report on Form 10-Q for the quarter ended September, 30, 2017, filed November 1, 2017 (File No. 1-13643)).

4.2	Amended and Restated Bylaws of ONEOK, Inc. (incorporated by reference from Exhibit 3.1 to ONEOK, Inc.’s Current Report on Form 8-K filed February 24, 2023 (File No. 1-13643)).
5.1	Opinion of GABLEGOTWALS.
23.1	Consent of GABLEGOTWALS (included in Exhibit 5.1).
23.2	Consent of PricewaterhouseCoopers LLP
23.3	Consent of Ernst & Young LLP
24.1	Powers of Attorney (included on signature page).
99.1	The ONEOK, Inc. Employee Stock Plan, as amended and restated, effective May 24, 2023.
107.1	Filing Fee Table.

Item 9.       Undertakings.

(a)     The Company hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The Company hereby further undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, ONEOK, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on November 9, 2023.

ONEOK, INC.
By:	/s/ Walter S. Hulse III
Name:	Walter S. Hulse III
Title:	Chief Financial Officer, Treasurer and Executive Vice President, Investor Relations and Corporate Development

POWER OF ATTORNEY

Each person whose signature appears below authorizes Pierce H. Norton II, Walter S. Hulse III and Patrick W. Cipolla, and each of them, each of whom may act without joinder of the other, to execute in the name of each such person who is then an officer or director of the Company and to file any amendments to this registration statement, including post effective amendments, and to do any and all acts they or either of them determines may be necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, in connection with the registration of the securities which are the subject of this registration statement.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated globally on this 9th day of November, 2023.

Signature	Title
/s/ Julie H. Edwards	Board Chair
Julie H. Edwards
/s/ Pierce H. Norton II	Director, Chief Executive Officer and President
Pierce H. Norton II	(Principal Executive Officer)
Chief Financial Officer, Treasurer, Executive Vice President,
/s/ Walter S. Hulse III	Investor Relations and Corporate Development
Walter S. Hulse III	(Principal Financial Officer)
/s/ Mary M. Spears	Senior Vice President and Chief Accounting Officer, Finance and Tax
Mary M. Spears	(Principal Accounting Officer)
/s/ Brian L. Derksen	Director
Brian L. Derksen

Signature	Title
/s/ Lori A. Gobillot	Director
Lori A. Gobillot
/s/ Mark W. Helderman	Director
Mark W. Helderman
/s/ Randall J. Larson	Director
Randall J. Larson
/s/ Steven J. Malcolm	Director
Steven J. Malcolm
/s/ Jim W. Mogg	Director
Jim W. Mogg
/s/ Pattye L. Moore	Director
Pattye L. Moore
/s/ Eduardo A. Rodriguez	Director
Eduardo A. Rodriguez
/s/ Gerald B. Smith	Director
Gerald B. Smith
/s/ Wayne T. Smith	Director
Wayne T. Smith

EXHIBIT INDEX

Exhibit No.	Description
4.1

Amended and Restated Certificate of Incorporation of ONEOK, Inc., dated July 3, 2017, as amended (incorporated by reference from Exhibit 3.2 to ONEOK, Inc.’s Quarterly Report on Form 10-Q for the quarter ended September, 30, 2017, filed November 1, 2017 (File No. 1-13643)).

4.2	Amended and Restated Bylaws of ONEOK, Inc. (incorporated by reference from Exhibit 3.1 to ONEOK, Inc.’s Current Report on Form 8-K filed February 24, 2023 (File No. 1-13643)).
5.1	Opinion of GABLEGOTWALS.
23.1	Consent of GABLEGOTWALS (included in Exhibit 5.1).
23.2	Consent of PricewaterhouseCoopers LLP
23.3	Consent of Ernst & Young LLP
24.1	Powers of Attorney (included on signature page).
99.1	The ONEOK, Inc. Employee Stock Plan, as amended and restated, effective May 24, 2023
107.1	Filing Fee Table.